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                        Exhibit 10aa
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                   WRITTEN DESCRIPTION OF
               FIELD PROFIT SHARING AWARD PLAN



The Company adopted the Field Profit Sharing Award Plan to replace the previous profit sharing plan that benefitted Field payroll employees. All eligible Field payroll employees can participate in this plan.

The Field Profit Sharing Award Plan provides for a minimum distribution (determined by a defined earnings formula) in the form of a lump sum payment (generally in December) to all eligible Field payroll employees. Amounts above those indicated by the formula, if any, may be determined by the Board of Directors.

Neither participation in or payments under this award are intended to or does imply any promise of continued employment by Levi Strauss & Co. (LS&CO.) or any subsidiary of LS&CO. Employment may be terminated with or without notice, at any time, at the option of the employer or the employee.